Exhibit 99.1

1275 W. WASHINGTON ST. TEMPE, AZ 85281
FOR FURTHER INFORMATION:		(602) 286-5520
Karen Struck, Investor Relations	Lauren Glaser – The Trout Group	www.orthologic.com
(602) 286-5250	(415) 392-3310	NASDAQ: OLGC
kstruck@olgc.com	lglaser@troutgroup.com

ORTHOLOGIC ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS
AND CONFERENCE CALL

TEMPE, AZ – May 7, 2008 – OrthoLogic Corp. (NASDAQ: OLGC) today announced financial results for the first quarter of 2008.

OrthoLogic reported a net loss of $2.7 million, or $0.06 per share, for the first quarter of 2008, compared to a net loss of $2.9 million or $0.07 per share for the first quarter of 2007.  The $0.2 million decrease in net loss for the three months ended March 31, 2008 compared to the same period in 2007 resulted primarily from lower general and administrative expenses due to the timing of expenditures and general cost containment efforts, and reduced AZX100 pre-clinical costs related to the December 2007 filing of an IND for a dermal scarring indication.  The decrease in net loss was partially offset by costs related to commencement of a Phase 1 clinical trial in dermal scarring in 2008, and reduced interest income due to the decrease in interest rates between the two periods and reduction in the amount available for investment.

The Company began the quarter with $60.6 million in cash and investments and ended the quarter with $57.3 million in cash and investments.

Conference Call Information

Management will host a conference call and webcast on May 12, 2008, at 4:30 PM Eastern (3:30 PM Central, 2:30 PM Mountain, 1:30 PM Pacific).  The call may be accessed at 877-545-1490 (domestic) or 719-325-4847 (international), or by logging onto the Investors section of the Company’s website, www.orthologic.com.

A replay will be available beginning May 12, 2008 at 7:30 PM EDT until Midnight May 14, 2008, and may be accessed at 888-203-1112 (domestic) or 719-457-0820 (international), with access code 5847461.

About OrthoLogic

OrthoLogic is a biotechnology company committed to developing a pipeline of novel therapeutic peptides aimed at helping patients with under-served medical conditions.  The Company is focused on development and commercialization of two product platforms: AZX100 and Chrysalin® (TP508).

AZX100 is a novel synthetic clinical-stage 24-amino acid peptide, one of a new class of compounds in the field of smooth muscle relaxation and fibrosis.  Based on its demonstrated effects in pre-clinical models, AZX100 is currently being evaluated for commercially significant medical applications such as the treatment of pulmonary disease, intimal hyperplasia and the prevention of hypertrophic and keloid scarring.  OrthoLogic has an exclusive worldwide license to AZX100.

OrthoLogic Announces First Quarter 2008 Financial Results

Chrysalin, the Company’s novel synthetic 23-amino acid peptide, has been proven in multiple pre-clinical and clinical models to stimulate cellular events leading to angiogenesis, revascularization, and repair of dermal and musculoskeletal tissues.  It is being studied in disorders that involve vascular endothelial dysfunction.  The Company owns exclusive worldwide rights to Chrysalin.

OrthoLogic’s corporate headquarters are in Tempe, Arizona.  For more information, please visit the Company's website: www.orthologic.com.

Statements in this press release or otherwise attributable to OrthoLogic regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which include the timing and acceptability of FDA filings and the efficacy and marketability of potential products, involve risks and uncertainties that could cause actual results to differ materially from predicted results. These risks include: delays in obtaining or inability to obtain FDA, institutional review board or other regulatory approvals of pre-clinical or clinical testing; unfavorable outcomes in our pre-clinical and clinical testing; the development by others of competing technologies and therapeutics that may have greater efficacy or lower cost; delays in obtaining or inability to obtain FDA or other necessary regulatory approval of our products; our inability to successfully and cost effectively develop or outsource manufacturing and marketing of any products we are able to bring to market; changes in FDA or other regulations that affect our ability to obtain regulatory approval of our products, increase our manufacturing costs or limit our ability to market our products; our possible need for additional capital in the future to fund the continued development of our product candidates; and other factors discussed in our Form 10-K for the fiscal year ended December 31, 2007, and other documents we file with the Securities and Exchange Commission.

###

Editors’ Note: This press release is also available under the Investors section of the Company’s Web site at www.orthologic.com.

OrthoLogic Announces First Quarter 2008 Financial Results

ORTHOLOGIC CORP.
(A Development Stage Company)
CONDENSED BALANCE SHEETS
(in thousands, except share data)

	March 31,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,063	$20,943
Short-term investments	35,791	18,236
Prepaids and other current assets	1,022	906

Total current assets	42,876	40,085

Furniture and equipment, net	339	318
Long-term investments	15,459	21,459

Total assets	$58,674	$61,862

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$662	$702
Accrued compensation	477	824
Accrued clinical	30	1
Other accrued liabilities	759	874
Total current liabilities	1,928	2,401

Stockholders' Equity

Common Stock $.0005 par value; 100,000,000 shares authorized; 41,624,438 and 41,758,065 shares issued and outstanding	21	21
Additional paid-in capital	188,955	189,013
Accumulated deficit	(132,230)	(129,573)
Total stockholders' equity	56,746	59,461

Total liabilities and stockholders' equity	$58,674	$61,862

OrthoLogic Announces First Quarter 2008 Financial Results

ORTHOLOGIC CORP.
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		As a Development Stage Company
	March 31,		August 5, 2004 -
	2008	2007	March 31, 2008
OPERATING EXPENSES
General and administrative	$821	$979	$17,905
Research and development	2,442	2,818	65,268
Purchased in-process research and development	-	-	34,311
Other	-	-	(375)
Total operating expenses	3,263	3,797	117,109
Interest and other income, net	(606)	(884)	(11,158)
Loss from continuing operations before taxes	2,657	2,913	105,951
Income tax expense	-	-	356
Loss from continuing operations	2,657	2,913	106,307
Discontinued operations - net gain on sale of the bone device business, net of taxes ($267)	-	-	(2,202)
NET LOSS	$2,657	$2,913	$104,105

Per Share Information:
Net loss, basic and diluted	$0.06	$0.07
Basic and diluted shares outstanding	41,763	41,594